EXHIBIT 99.2

First Quarter 2023 Earnings
Prepared Remarks

We are providing a copy of our prepared remarks in connection with our earnings announcement. These remarks are offered to provide additional detail for analyzing our Q1 2023 results in advance of our quarterly conference call. These prepared remarks will not be read on the call.

Conference call details:
May 4, 2023
8:30 a.m. Eastern Time

•To access the live broadcast, please visit the Investor Relations section of our website at https://investors.ansys.com and click on Events & Presentations, then Events.

•The call can also be heard by dialing (855) 239-2942 (US) or (412) 542-4124 (CAN & INT'L) at least five minutes prior to the call and asking the operator to connect you to our conference call.

•A replay will be available within two hours of the call's completion by dialing (877) 344-7529 (US), (855) 669-9658 (CAN) or (412) 317-0088 (INT'L) and referencing the access code 9058650 or at https://investors.ansys.com/events-presentations/events.

/ Supplemental Information

In addition to our GAAP information, we have historically provided non-GAAP supplemental information. Our reasons for providing this information are described later in this document, as well as in our Q1 2023 earnings press release, which can be found on our website in the "Why Ansys - News Center" section. Reconciliations of GAAP to non-GAAP information are also provided later in this document.

Constant currency amounts exclude the effects of foreign currency fluctuations on the reported results. To present this information, the 2023 results for entities whose functional currency is a currency other than the U.S. Dollar were converted to U.S. Dollars at rates that were in effect for 2022, rather than the actual exchange rates in effect for 2023. The constant currency growth rates are calculated by adjusting the 2023 reported results to exclude the 2023 currency fluctuation impacts and comparing them to the 2022 reported results. We have provided this non-GAAP financial information to aid investors in better understanding our operational performance.

Q1 2023 Financial Results // 1

/ First Quarter Overview

First quarter consolidated GAAP revenue was $509.4 million, an increase of 20% and 23% in reported and constant currency, respectively, when compared to the first quarter of 2022. GAAP diluted EPS was $1.15 in the first quarter compared to $0.81 for the first quarter of 2022. Operating cash flows were $260.8 million for the first quarter compared to $210.9 million for the first quarter of 2022.

First quarter consolidated non-GAAP revenue was $509.4 million, an increase of 19% and 22% in reported and constant currency, respectively, when compared to the first quarter of 2022. Non-GAAP diluted EPS was $1.85 in the first quarter compared to $1.36 for the first quarter of 2022. Unlevered operating cash flows were $269.5 million for the first quarter compared to $213.1 million for the first quarter of 2022.

We reported first quarter annual contract value (ACV) of $399.4 million, an increase of 16% and 19% in reported and constant currency, respectively, when compared to the first quarter of 2022.

The Q2 and full year 2023 guidance, and the related assumptions, are detailed later in this document.

Other Recent Highlights

•We continue connecting powerful simulation and optimization solutions to empower our customers through the entire engineering design lifecycle:

◦Cummins further extended our partnership by expanding Ansys Discovery™ usage by worldwide design and engineering teams. We continue to collaborate with Cummins in promoting a key Cummins initiative called Simulation Based Product Development using the Ansys Discovery™ tool, an easy-to-use tool for design exploration. It provides fast answers to key questions that engineers have, which enables Cummins design teams across the globe to employ simulation in the early stages of the product development cycle.

◦In Q1, we signed a new contract with longtime customer INNIO, which uses our software's advanced numerics capabilities to develop engines that run on a broad range of energy sources, including hydrogen and biomethane. INNIO is expanding its usage of Ansys multiphysics solutions, including structures and fluids, to accelerate time-to-market and increase engine efficiency and performance.

•Our customers continue to use our simulation software to develop world-class products that advance innovation and enable a more sustainable world:

◦We signed a contract with Andritz Hydro, a leading supplier of electro-mechanical systems and services for hydropower plants. As part of this agreement, Andritz is leveraging high-performance computing to more rapidly solve complex structural and fluids simulations, which increase the efficiency of its turbines. As a result, the company is reducing the amount of physical testing while delivering its product to market at speeds that were considered unrealistic just a few years ago.

◦Fuel cell technology company, Globe Fuel Cell Systems, uses our software to reduce development costs for hydrogen fuel cell systems and accelerate industrial decarbonization. Ansys simulation enables Globe to develop carbon neutral, intelligent, modular energy systems based on its innovative fuel cell technology.

Q1 2023 Financial Results // 2

◦We joined leading organizations on the PowerizeD Research Initiative. The three-year project – initiated and coordinated by longtime customer Infineon Technologies AG – is expected to contribute to decarbonization and climate protection by improving the sustainability and resilience of the European energy chain. We will demonstrate how digital twin technology used as part of multiphysics workflows can increase efficiency, lower development costs, and contribute to decarbonization efforts.

•We continue democratizing access to simulation by supporting the next generation of engineers and enabling an open ecosystem:

◦We launched the Ansys Developer™ portal, a one-stop hub that improves the developer experience and provides direct access to Ansys' open-source initiatives. The new portal complements and expands on the existing PyAnsys platform, taking enablement and collaboration to the next level. Customers across industries benefit from the Ansys Developer™ portal. Danfoss, a market leader within cooling and heating, leverages PyAnsys and our robust ecosystem of our developer tools to democratize simulation in its engineering team enabling its customers to decarbonize through energy efficiency, machine productivity, low emissions and electrification.

◦To equip students with in-demand simulation skills to thrive in the industry, we announced an inaugural open call to academia for funded curriculum proposals. Ansys is inviting educators of accredited educational institutions from around the world to submit proposals to reshape existing undergraduate engineering curricula or develop new curricula using Ansys' simulation tools in strategic ways. Ansys is already being used at more than 3,000 universities across nearly 90 countries for teaching and research.

•We continue to be recognized for our ESG initiatives:

◦We were named the winner of a Silver Stevie Award in the Sustainability & Environment category of the 21st Annual American Business Awards for our online series Earth Rescue. The American Business Awards are the U.S.A.’s premier business awards program. Earth Rescue tells the stories of innovative companies around the world that are applying engineering genius and Ansys simulation solutions to combat climate change.

◦For the second consecutive year, we were certified as a Most Loved Workplace. The Most Loved Workplaces certification, backed by Best Practice Institute, recognizes great workplaces globally where employees are the happiest and most satisfied at work based on employee surveys evaluating level of respect, collaboration, support, and sense of belonging, among other elements of satisfaction and sentiment.
Q1 2023 Financial Results // 3

DEFERRED REVENUE AND BACKLOG

(in thousands)	March 31, 2023	December 31, 2022	March 31, 2022
Current Deferred Revenue	$396,331	$413,989	$386,019
Current Backlog	428,913	432,323	360,018
Total Current Deferred Revenue and Backlog	825,244	846,312	746,037

Long-Term Deferred Revenue	20,738	21,769	19,101
Long-Term Backlog	511,502	548,765	438,037
Total Long-Term Deferred Revenue and Backlog	532,240	570,534	457,138

Total Deferred Revenue and Backlog	$1,357,484	$1,416,846	$1,203,175

ACV

(in thousands, except percentages)	Q1 2023	Q1 2023 in Constant Currency	Q1 2022	% Change	% Change in Constant Currency
ACV	$399,407	$411,001	$344,145	16.1%	19.4%

Recurring ACV includes both subscription lease ACV and all maintenance ACV (including maintenance from perpetual licenses). It excludes perpetual license ACV and service ACV. Recurring ACV (detailed above) is the metric we use to capture the value of the annuity we continue to build.
Q1 2023 Financial Results // 4

Q1 2023 Trailing Twelve-Month ACV by Industry

Consumer, 1%
Aerospace & Defense, 22%
High-Tech, 32%
Automotive, 17%
Healthcare, 2%
Construction, 1%
Academic, 3%
Materials & Chemicals, 5%
Energy, 9%
Industrial Equipment, 8%

Q1 2022 Trailing Twelve-Month ACV by Industry

Consumer, 2%
Aerospace & Defense, 21%
High-Tech, 32%
Automotive, 16%
Healthcare, 2%
Construction, 1%
Academic, 3%
Materials & Chemicals, 5%
Energy, 9%
Industrial Equipment, 9%

Q1 2023 Financial Results // 5

Regional and Industry Commentary
We saw double-digit constant currency ACV growth in the first quarter, in each of our geographies and core industries - high-tech, aerospace & defense (A&D), and automotive. Our value proposition remains highly attractive as companies seek to produce more competitive products while increasing the productivity and efficiency of engineering resources.

•We delivered double-digit growth in the high-tech industry across all regions as customers heighten their focus on artificial intelligence and machine learning. Mobile communications, automotive applications and three-dimensional integrated circuits, which is still a relatively immature technology, were key segments of high-tech growth in the first quarter.

◦The Americas growth included multiple seven-figure sales. One was to a multinational information technology company that saw an increased investment in our core solvers spurred by the customer’s focus on implementing simulation earlier in the development process to gain more control and insights, while cutting cost and material usage.

◦Growth in APAC was led by multiple seven-figure sales to technology and platform companies, featuring one in which our local team trained a growing engineering base in support of projects developing large scale advanced process node chip orders that require our chip sign-off solutions.

•We delivered double-digit growth across all regions in the A&D industry as we continue to expand opportunities stemming from government-led programs. Digital transformation technologies remain a necessity for these initiatives, supporting increased investment in our technology and aiding elevated direct engagements across the branched armed services and intelligence community.

◦The Americas growth was driven by an eight-figure sale to a multinational aerospace and defense technology company that increases its usage of Ansys in support of its digital transformation journey to advance aeronautics programs and enable digital program capture, including critical government-led initiatives.

◦Growth in the APAC region was supported by a six-figure deal to a Korean aerospace and defense company increasing the number of users and investment in solutions across our portfolio, including structural, fluid, electronic, additive and embedded software solutions.

◦EMEA growth was driven by a seven-figure sale to a European research company that invested in fluids and electronics solvers.

•We delivered double-digit ACV growth in the automotive industry, driven by EMEA and the Americas, as automotive manufacturers increase their investments in the development of electric vehicles (EV) and advanced driver-assistance systems (ADAS).

◦Growth in EMEA was led by six- and seven-figure deals to car and safety manufacturers, including one that grew the number of users and licenses to support crash test simulations.

◦The Americas growth was led by a seven figure deal featuring an American electric vehicle manufacturer. The deal solidified our position as the primary simulation provider with the addition of electric motor, material intelligence and optical design software to aid in the development of EV and ADAS systems.
Q1 2023 Financial Results // 6

•The construction industry grew ACV double digits driven by customers’ acceleration of digital transformation initiatives. The capabilities of multiphysics solutions are a vital component of addressing the diverse needs of the marketplace, with projects ranging from smart city infrastructure to advanced manufacturing.

◦Growth in the construction industry was headlined by the Americas region. A seven-figure deal with a global engineering services company increases the number of entry level and non-expert users and supports the usage of our multiphysics solutions which are seen as a critical component in the company’s efforts to overcome diverse engineering challenges spurred by digital transformation and energy transition.
Q1 2023 Financial Results // 7

REVENUE

(in thousands, except percentages)	Q1 2023	Q1 2023 in Constant Currency	Q1 2022	% Change	% Change in Constant Currency
GAAP Revenue	$509,447	$523,338	$425,077	19.8%	23.1%
Non-GAAP Revenue	$509,447	$523,338	$428,637	18.9%	22.1%
The difference between the GAAP and non-GAAP revenue values for the 2022 period is a result of the application of the fair value provisions applicable to the accounting for business combinations closed prior to 2022.

We continue to experience increased demand from our customers for contracts that often include longer-term, subscription leases involving a larger number of our software products. These arrangements typically involve a higher overall transaction price. The upfront recognition of license revenue related to these larger transactions can result in significant subscription lease revenue volatility. Software products, across a large variety of applications and industries, are increasingly distributed in software-as-a-service, cloud and other subscription environments in which the licensing approach is time-based rather than perpetual. This preference could result in a shift from perpetual licenses to time-based licenses, such as subscription leases, over the long term.

In addition, the value and duration of multi-year subscription lease contracts executed during the period significantly impact the recognition of revenue. As a result, revenue may fluctuate, particularly on a quarterly basis, due to the timing of such contracts, relative differences in duration of long-term contracts from quarter to quarter and changes in the mix of license types sold compared to the prior year. Large swings in revenue growth rates are not necessarily indicative of customers' software usage changes or cash flows during the periods presented.

REVENUE BY LICENSE TYPE

GAAP

(in thousands, except percentages)	Q1 2023	% of Total	Q1 2022	% of Total	% Change	% Change in Constant Currency
Subscription Lease	$147,922	29.0%	$91,457	21.5%	61.7%	64.6%
Perpetual	71,230	14.0%	65,988	15.5%	7.9%	10.5%
Maintenance[1]	268,593	52.7%	247,241	58.2%	8.6%	12.3%
Service	21,702	4.3%	20,391	4.8%	6.4%	9.2%
Total	$509,447		$425,077		19.8%	23.1%

Non-GAAP

(in thousands, except percentages)	Q1 2023	% of Total	Q1 2022	% of Total	% Change	% Change in Constant Currency
Subscription Lease	$147,922	29.0%	$91,519	21.4%	61.6%	64.4%
Perpetual	71,230	14.0%	65,988	15.4%	7.9%	10.5%
Maintenance[1]	268,593	52.7%	250,739	58.5%	7.1%	10.7%
Service	21,702	4.3%	20,391	4.8%	6.4%	9.2%
Total	$509,447		$428,637		18.9%	22.1%
1Maintenance revenue is inclusive of both maintenance associated with perpetual licenses and the maintenance component of subscription leases.
Q1 2023 Financial Results // 8

REVENUE BY GEOGRAPHY

GAAP

(in thousands, except percentages)	Q1 2023	% of Total	Q1 2022	% of Total	% Change	% Change in Constant Currency
Americas	$256,915	50.4%	$204,711	48.2%	25.5%	25.7%

Germany	38,674	7.6%	30,586	7.2%	26.4%	31.6%
Other EMEA	82,404	16.2%	74,437	17.5%	10.7%	16.1%
EMEA	121,078	23.8%	105,023	24.7%	15.3%	20.6%

Japan	38,086	7.5%	37,871	8.9%	0.6%	13.7%
Other Asia-Pacific	93,368	18.3%	77,472	18.2%	20.5%	24.4%
Asia-Pacific	131,454	25.8%	115,343	27.1%	14.0%	20.9%

Total	$509,447		$425,077		19.8%	23.1%

Non-GAAP

(in thousands, except percentages)	Q1 2023	% of Total	Q1 2022	% of Total	% Change	% Change in Constant Currency
Americas	$256,915	50.4%	$206,307	48.1%	24.5%	24.7%

Germany	38,674	7.6%	30,895	7.2%	25.2%	30.2%
Other EMEA	82,404	16.2%	75,095	17.5%	9.7%	15.1%
EMEA	121,078	23.8%	105,990	24.7%	14.2%	19.5%

Japan	38,086	7.5%	38,473	9.0%	(1.0)%	11.9%
Other Asia-Pacific	93,368	18.3%	77,867	18.2%	19.9%	23.7%
Asia-Pacific	131,454	25.8%	116,340	27.1%	13.0%	19.8%

Total	$509,447		$428,637		18.9%	22.1%

REVENUE BY CHANNEL

GAAP

	Q1 2023	Q1 2022
Direct revenue, as a percentage of total revenue[1]	76.3%	72.4%
Indirect revenue, as a percentage of total revenue[1]	23.7%	27.6%

Q1 2023 Financial Results // 9

Non-GAAP

	Q1 2023	Q1 2022
Direct revenue, as a percentage of total revenue[1]	76.3%	72.5%
Indirect revenue, as a percentage of total revenue[1]	23.7%	27.5%
1The shift reflected above from indirect to direct revenue was driven primarily by our previously announced acquisition of DYNAmore, a channel partner that was formerly captured in our indirect business.

INCOME STATEMENT HIGHLIGHTS

GAAP

	Q1 2023	Q1 2022
Gross margin	86.7%	84.8%
Operating margin	25.1%	19.1%
Effective tax rate	16.7%	9.0%

Non-GAAP

	Q1 2023	Q1 2022
Gross margin	91.2%	89.6%
Operating margin	39.8%	34.7%
Effective tax rate	17.5%	18.0%

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

•Cash and short-term investments totaled $507.9 million as of March 31, 2023, of which 40% was held domestically.

•Deferred revenue and backlog was $1,357.5 million at March 31, 2023.

•Operating cash flows were $260.8 million for the first quarter of 2023 as compared to $210.9 million for the first quarter of 2022.

•Unlevered operating cash flows were $269.5 million for the first quarter of 2023 as compared to $213.1 million for the first quarter of 2022.

•Cash paid for acquisitions, net of cash acquired, totaled $120.6 million for the first quarter of 2023 as compared to $4.9 million for the first quarter of 2022.

•Capital expenditures totaled $6.9 million for the first quarter of 2023. We are currently planning capital expenditures in the range of $28.0 - $38.0 million for FY 2023 as compared to the $24.4 million that was spent in FY 2022.

Q1 2023 Financial Results // 10

SHARE COUNT AND SHARE REPURCHASES

We had 87.4 million fully diluted weighted average shares outstanding in the first quarter of 2023. We repurchased 649,900 shares for $196.5 million during the first quarter of 2023. As of March 31, 2023, we had 1.1 million shares remaining available for repurchase under our authorized share repurchase program. Our authorized repurchase program does not have an expiration date, and the pace of the purchase activity will depend on factors such as working capital needs, cash requirements for acquisitions, our stock price, and economic and market conditions.

STOCK-BASED COMPENSATION EXPENSE

(in thousands, except per share data)	Q1 2023	Q1 2022
Cost of sales:
Maintenance and service	$2,878	$2,563
Operating expenses:
Selling, general and administrative	23,905	20,444
Research and development	17,388	12,644
Stock-based compensation expense before taxes	44,171	35,651
Related income tax benefits	(18,186)	(24,888)
Stock-based compensation expense, net of taxes	$25,985	$10,763
Net impact on earnings per share:
Diluted earnings per share	$(0.30)	$(0.12)

CURRENCY

The first quarter and FY 2023 revenue, operating income, ACV and deferred revenue and backlog, as compared to the first quarter and FY 2022, were impacted by fluctuations in the exchange rates of foreign currencies against the U.S. Dollar. The currency fluctuation impacts on GAAP and non-GAAP revenue, operating income, ACV, and deferred revenue and backlog based on 2022 exchange rates are reflected in the tables below. Amounts in brackets indicate an adverse impact from currency fluctuations.

GAAP

(in thousands)	Q1 2023
Revenue	$(13,891)
Operating income	$(3,903)

Non-GAAP

(in thousands)	Q1 2023
Revenue	$(13,891)
Operating income	$(4,392)
Q1 2023 Financial Results // 11

Other Metrics

(in thousands)	Q1 2023
ACV	$(11,594)
Deferred revenue and backlog	$1,192

The most meaningful currency impacts are typically attributable to U.S. Dollar exchange rate changes against the Euro and Japanese Yen. Historical exchange rates as well as exchange rate ranges provided for our February 2023 guidance are reflected in the charts below. Relative to our Q1 guidance, the average EUR/USD rate was at the low-end of our Q1 guidance range and the average USD/JPY rate was above our guidance range, adversely impacting our reported results.

	Period-End Exchange Rates
As of	EUR/USD	USD/JPY
March 31, 2023	1.08	133
December 31, 2022	1.07	131
March 31, 2022	1.11	122

	Average Exchange Rates
Three Months Ended	EUR/USD	USD/JPY
March 31, 2023	1.07	132
March 31, 2022	1.12	116

Rate Assumptions used in February 2023 Guidance	EUR/USD	USD/JPY
Q1 2023	1.07 - 1.10	127 - 130
Q1 2023 Financial Results // 12

/ Outlook

Our second quarter and full year 2023 financial guidance estimates are provided below and are based on significant assumptions that may or may not be realized. Those assumptions, and certain related management actions, include the following, among others:
•Our outlook is based on the continued broad-based growth across industries and geographies that we saw in 2022 and expect to continue through 2023.
•Trade restrictions limit our ability to deliver products and services to Russia and Belarus, and to deliver to certain companies in China. Our guidance assumes that these restrictions, as they exist as of May 2023, will remain in place throughout 2023.
•Additional restrictions or a further deterioration in the global trade environment could have a material adverse impact on our business, as well as on our ability to achieve our financial guidance.
•The up-front recognition of revenue on perpetual licenses and the license component of multi-year subscription lease contracts has a significant impact on our operating results. Our 2023 guidance assumes the ongoing ability to drive more multi-year subscription lease deals across a broader set of customers and reflects the mix of license types that we see in our current forecast.
•Our renewal rates have remained high, and our assumptions are that they will continue to remain so for the majority of our business.
•Our spending reflects moderate expense impacts from inflation, and we continue to invest in long-term opportunities. We have also maintained and intend to maintain our commitment to invest in our acquisitions, research and development, and certain digital transformation projects, as those projects are critical to our ability to operate efficiently and scale the business for future growth.

We are currently forecasting the following:

Q2 2023 OUTLOOK

(in millions, except percentages and per share data)	GAAP			Non-GAAP
Revenue	$473.0	-	$498.0	$473.0	-	$498.0
Revenue Growth Rate	(0.2%)	-	5.1%	(0.6%)	-	4.6%
Revenue Growth Rate — Constant Currency	0.4%	-	5.7%	—%	-	5.3%
Operating margin	14.2%	-	18.4%	31.9%	-	34.1%
Effective tax rate assumption	17.0%	-	19.0%	17.5%
Diluted earnings per share[1]	$0.55	-	$0.78	$1.35	-	$1.53
1We are currently expecting approximately 87.2 million fully diluted shares outstanding for Q2 2023.

(in millions, except percentages)	Other Financial Metrics
ACV	$474.0	-	$494.0
ACV Growth Rate	3.0%	-	7.3%
ACV Growth Rate — Constant Currency	3.4%	-	7.7%

Q1 2023 Financial Results // 13

FY 2023 OUTLOOK

(in millions, except percentages and per share data)	GAAP			Non-GAAP
Revenue	$2,242.0	-	$2,322.0	$2,242.0	-	$2,322.0
Revenue Growth Rate	8.5%	-	12.4%	8.2%	-	12.0%
Revenue Growth Rate — Constant Currency	8.1%	-	12.0%	7.7%	-	11.6%
Operating margin	26.4%	-	28.5%	41.0%	-	42.0%
Effective tax rate assumption	17.0%	— %	18.0%	17.5%
Diluted earnings per share[1]	$5.31	-	$5.97	$8.39	-	$8.91
1We are currently expecting approximately 87.4 million fully diluted shares outstanding for FY 2023.

(in millions, except percentages)	Other Financial Metrics
ACV	$2,265.0	-	$2,335.0
ACV Growth Rate	11.5%	-	14.9%
ACV Growth Rate — Constant Currency	10.8%	-	14.2%
Unlevered operating cash flows	$699.0	-	$749.0
Our diluted FY 2023 EPS guidance is inclusive of $44.7 million in interest expense ($36.9 million, net of tax). This compares to interest expense in FY 2022 of $22.7 million ($18.6 million, net of tax) with the significant increase in FY 2023 driven by the interest rate environment and our floating interest rate on our term loans. Reconciliations of the GAAP to Non-GAAP diluted EPS outlook and the operating cash flow to unlevered operating cash flow outlook are available in our "Reconciliations of GAAP to Non-GAAP Measures" section found later in this document.

The updated FY 2023 guidance captures operational raises in ACV ($16.0 million operational raise inclusive of $9.4 million in excess of Q1 guidance and $6.6 million of incremental momentum), revenue and diluted EPS, which are reflected in the increases to the constant currency guidance growth rates. Offsetting this strong outlook, U.S. Dollar strengthening against certain currencies since our guidance was released in February continues to create headwinds for us. As a result, the guidance also assumes incremental adverse impacts to our improved operational outlook from foreign exchange. The offset to stronger operational performance is primarily driven by substantial weakening of the Japanese Yen and Korean Won exchange rates, partially offset by the weakening of the U.S. Dollar against the Euro since we initiated guidance in February 2023. The impacts of currency are solely the result of macroeconomic events. The underlying foundation of our business remains strong and we continue to see momentum. The below chart captures the drivers of the update to our guidance initiated in February:

(in millions, except per share data)	Mid-point of Guidance in February	Incremental Operational Performance*	May mid-point of Guidance at February Exchange Rates	Currency Fluctuations from February to May Guidance	May mid-point of Guidance at Current Exchange Rates
ACV	$2,300	$16	$2,316	($16)	$2,300
Revenue	$2,282	$15	$2,297	($15)	$2,282
Diluted earnings per share	$8.60	$0.18	$8.78	($0.13)	$8.65
Unlevered operating cash flows	$735	$—	$735	($11)	$724
*Incremental operational performance captures changes to our results and outlook, excluding the impact of fluctuations from exchange rates.
Q1 2023 Financial Results // 14

CURRENCY OUTLOOK
Our results are impacted by currency fluctuations, particularly by rate movements in the Euro and Japanese Yen. Our currency rate assumptions are as follows:

	Euro	Japanese Yen
Q2 2023	1.08 - 1.11	131 - 134
FY 2023	1.08 - 1.11	131 - 134

The outlook presented above factors in actual and planned increases in sales and channel capacity, our current visibility around major account activity, sales pipelines and forecasts. However, as we have said in the past, and will continue to reiterate, there are many factors over which we have no control, including the macro-economic environment, customer procurement patterns, government and tax policies, and currency rate volatility. We do, however, have the benefit of a solid, repeatable business base; a diversified geographic and industry footprint; and a world-class customer base that have helped us to succeed and to deliver on our commitments.
Please see the section entitled “Forward-Looking Statements and Risk Factors” for a discussion of risks, uncertainties and factors that could cause actual results to differ materially from those implied by forward-looking statements.

Q1 2023 Financial Results // 15

/ Glossary of Terms
Annual Contract Value (ACV): ACV is a key performance metric and is useful to investors in assessing the strength and trajectory of our business. ACV is a supplemental metric to help evaluate the annual performance of the business. Over the life of the contract, ACV equals the total value realized from a customer. ACV is not impacted by the timing of license revenue recognition. ACV is used by management in financial and operational decision-making and in setting sales targets used for compensation. ACV is not a replacement for, and should be viewed independently of, GAAP revenue and deferred revenue as ACV is a performance metric and is not intended to be combined with any of these items. There is no GAAP measure comparable to ACV. ACV is composed of the following:

•the annualized value of maintenance and subscription lease contracts with start dates or anniversary dates during the period, plus

•the value of perpetual license contracts with start dates during the period, plus

•the annualized value of fixed-term services contracts with start dates or anniversary dates during the period, plus

•the value of work performed during the period on fixed-deliverable services contracts.

When we refer to the anniversary dates in the definition of ACV above, we are referencing the date of the beginning of the next twelve-month period in a contractually committed multi-year contract. If a contract is three years in duration, with a start date of July 1, 2023, the anniversary dates would be July 1, 2024 and July 1, 2025. We label these anniversary dates as they are contractually committed. While this contract would be up for renewal on July 1, 2026, our ACV performance metric does not assume any contract renewals.

Example 1: For purposes of calculating ACV, a $100,000 subscription lease contract or a $100,000 maintenance contract with a term of July 1, 2023 – June 30, 2024, would each contribute $100,000 to ACV for fiscal year 2023 with no contribution to ACV for fiscal year 2024.

Example 2: For purposes of calculating ACV, a $300,000 subscription lease contract or a $300,000 maintenance contract with a term of July 1, 2023 – June 30, 2026, would each contribute $100,000 to ACV in each of fiscal years 2023, 2024 and 2025. There would be no contribution to ACV for fiscal year 2026 as each period captures the full annual value upon the anniversary date.

Example 3: A perpetual license valued at $200,000 with a contract start date of March 1, 2023 would contribute $200,000 to ACV in fiscal year 2023.

Backlog: Deferred revenue associated with installment billings for periods beyond the current quarterly billing cycle and committed contracts with start dates beyond the end of the current period.

Deferred Revenue: Billings made or payments received in advance of revenue recognition.

Subscription Lease or Time-Based License: A license of a stated product of our software that is granted to a customer for use over a specified time period, which can be months or years in length. In addition to the use of the software, the customer is provided with access to maintenance (unspecified version upgrades and technical support) without additional charge. The revenue related to these contracts is recognized ratably over the contract period for the maintenance portion and up front for the license portion.

Perpetual / Paid-Up License: A license of a stated product and version of our software that is granted to a customer for use in perpetuity. The revenue related to this type of license is recognized up front.

Q1 2023 Financial Results // 16

Maintenance: A contract, typically one year in duration, that is purchased by the owner of a perpetual license and that provides access to unspecified version upgrades and technical support during the duration of the contract. The revenue from these contracts is recognized ratably over the contract period.

/ Forward-Looking Statements and Risk Factors

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the Exchange Act). Forward-looking statements are statements that provide current expectations or forecasts of future events based on certain assumptions. Forward-looking statements are subject to risks, uncertainties, and factors relating to our business which could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements.

Forward-looking statements use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “project,” “should,” “target,” or other words of similar meaning. Forward-looking statements include those about market opportunity, including our total addressable market. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

The risks associated with the following, among others, could cause actual results to differ materially from those described in any forward-looking statements:

•adverse conditions in the macroeconomic environment, including high inflation, recessionary conditions and volatility in equity and foreign exchange markets; political, economic and regulatory uncertainties in the countries and regions in which we operate;

•impacts from tariffs, trade sanctions, export controls or other trade barriers including export control restrictions and licensing requirements for exports to China, and impacts from changes to diplomatic relations and trade policy between the United States and Russia or the United States and other countries that may support Russia or take similar actions due to the conflict between Russia and Ukraine;

•constrained credit and liquidity due to disruptions in the global economy and financial markets, which may limit or delay availability of credit under our existing or new credit facilities, or which may limit our ability to obtain credit or financing on acceptable terms or at all;

•our ability to timely recruit and retain key personnel in a highly competitive labor market for skilled personnel, including potential financial impacts of wage inflation;

•declines in our customers’ businesses resulting in adverse changes in procurement patterns; disruptions in accounts receivable and cash flow due to customers’ liquidity challenges and commercial deterioration; uncertainties regarding demand for our products and services in the future and our customers’ acceptance of new products; delays or declines in anticipated sales due to reduced or altered sales and marketing interactions with customers; and potential variations in our sales forecast compared to actual sales;

•increased volatility in our revenue due to the timing, duration and value of multi-year subscription lease contracts; and our reliance on high renewal rates for annual subscription lease and maintenance contracts;

•our ability to protect our proprietary technology; cybersecurity threats or other security breaches, including in relation to breaches occurring through our products and an increased level of our activity that is occurring from remote global off-site locations; and disclosure and misuse of employee or customer data whether as a result of a cybersecurity incident or otherwise;

Q1 2023 Financial Results // 17

•our ability and our channel partners’ ability to comply with laws and regulations in relevant jurisdictions; and the outcome of contingencies, including legal proceedings, government or regulatory investigations and tax audit cases;

•uncertainty regarding income tax estimates in the jurisdictions in which we operate; and the effect of changes in tax laws and regulations in the jurisdictions in which we operate;

•the quality of our products, including the strength of features, functionality and integrated multiphysics capabilities; our ability to develop and market new products to address the industry’s rapidly changing technology; failures or errors in our products and services; and increased pricing pressure as a result of the competitive environment in which we operate;
•investments in complementary companies, products, services and technologies; our ability to complete and successfully integrate our acquisitions and realize the financial and business benefits of the transactions; and the impact indebtedness incurred in connection with any acquisition could have on our operations;

•investments in global sales and marketing organizations and global business infrastructure; and dependence on our channel partners for the distribution of our products;

•current and potential future impacts of a global health crisis, natural disaster or catastrophe, and the actions taken to address these events by our customers, suppliers, regulatory authorities and our business, on the global economy and consolidated financial statements, and other public health and safety risks; and government actions or mandates;

•operational disruptions generally or specifically in connection with transitions to and from remote work environments; and the failure of our technological infrastructure or those of the service providers upon whom we rely including for infrastructure and cloud services;

•our intention to repatriate previously taxed earnings and to reinvest all other earnings of our non-U.S. subsidiaries;

•plans for future capital spending; the extent of corporate benefits from such spending including with respect to customer relationship management; and higher than anticipated costs for research and development or a slowdown in our research and development activities;

•our ability to execute on our strategies related to environmental, social, and governance matters, and meet evolving and varied expectations, including as a result of evolving regulatory and other standards, processes, and assumptions, the pace of scientific and technological developments, increased costs and the availability of requisite financing, and changes in carbon markets; and

•other risks and uncertainties described in our reports filed from time to time with the Securities and Exchange Commission (the SEC).
Q1 2023 Financial Results // 18

/ Reconciliations of GAAP to Non-GAAP Measures (Unaudited)

	Three Months Ended
	March 31, 2023
(in thousands, except percentages and per share data)	Revenue	Gross Profit	%	Operating Income	%	Net Income	EPS - Diluted[1]
Total GAAP	$509,447	$441,795	86.7%	$127,695	25.1%	$100,622	$1.15
Stock-based compensation expense	—	2,878	0.6%	44,171	8.7%	44,171	0.50
Excess payroll taxes related to stock-based awards	—	284	0.1%	4,076	0.8%	4,076	0.05
Amortization of intangible assets from acquisitions	—	19,618	3.8%	24,799	4.8%	24,799	0.28
Expenses related to business combinations	—	—	—%	2,192	0.4%	2,192	0.03
Adjustment for income tax effect	—	—	—%	—	—%	(14,097)	(0.16)
Total non-GAAP	$509,447	$464,575	91.2%	$202,933	39.8%	$161,763	$1.85
1 Diluted weighted average shares were 87,431.

	Three Months Ended
	March 31, 2022
(in thousands, except percentages and per share data)	Revenue	Gross Profit	%	Operating Income	%	Net Income	EPS - Diluted[1]
Total GAAP	$425,077	$360,317	84.8%	$81,163	19.1%	$70,988	$0.81
Acquisition accounting for deferred revenue	3,560	3,560	0.1%	3,560	0.7%	3,560	0.04
Stock-based compensation expense	—	2,563	0.6%	35,651	8.3%	35,651	0.41
Excess payroll taxes related to stock-based awards	—	417	0.1%	5,053	1.2%	5,053	0.06
Amortization of intangible assets from acquisitions	—	17,252	4.0%	21,377	5.0%	21,377	0.24
Expenses related to business combinations	—	—	—%	1,738	0.4%	1,738	0.02
Adjustment for income tax effect	—	—	—%	—	—%	(19,132)	(0.22)
Total non-GAAP	$428,637	$384,109	89.6%	$148,542	34.7%	$119,235	$1.36
1 Diluted weighted average shares were 87,750.

	Three Months Ended
(in thousands)	March 31, 2023	March 31, 2022
Net cash provided by operating activities	$260,766	$210,936
Cash paid for interest	10,606	2,626
Tax benefit	(1,856)	(473)
Unlevered operating cash flows	$269,516	$213,089
Q1 2023 Financial Results // 19

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Forward-Looking Guidance
Quarter Ending June 30, 2023
	Operating Margin			Earnings Per Share - Diluted
U.S. GAAP expectation	14.2%	-	18.4%	$0.55	-	$0.78
Exclusions before tax:
Acquisition-related amortization	5.0%	-	5.3%	$0.28	-	$0.29
Stock-based compensation and related excess payroll tax	10.3%	-	12.0%	$0.60	-	$0.66
Expenses related to business combinations	0.4%			$0.02
Adjustment for income tax effect	N/A			($0.15)	-	($0.17)
Non-GAAP expectation	31.9%	-	34.1%	$1.35	-	$1.53

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Forward-Looking Guidance
Year Ending December 31, 2023
	Operating Margin			Earnings Per Share - Diluted
U.S. GAAP expectation	26.4%	-	28.5%	$5.31	-	$5.97
Exclusions before tax:
Acquisition-related amortization	4.3%	-	4.5%	$1.13	-	$1.15
Stock-based compensation and related excess payroll tax	9.0%	-	9.9%	$2.38	-	$2.54
Expenses related to business combinations	0.2%			$0.06
Adjustment for income tax effect	N/A			($0.63)	-	($0.67)
Non-GAAP expectation	41.0%	-	42.0%	$8.39	-	$8.91

(in millions)	Unlevered Operating Cash Flows
Net cash provided by operating activities	$662.5	-	$712.5
Cash paid for interest	$44.2
Tax benefit	$(7.7)
Unlevered operating cash flows	$699.0	-	$749.0

/ Non-GAAP Measures

We provide non-GAAP revenue, non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income, non-GAAP diluted earnings per share and unlevered operating cash flows as supplemental measures to GAAP regarding our operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. These prepared remarks also contain a reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure.
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We use non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors, (b) to set internal sales targets and spending budgets, (c) to allocate resources, (d) to measure operational profitability and the accuracy of forecasting, (e) to assess financial discipline over operational expenditures and (f) as an important factor in determining variable compensation for management and employees. In addition, many financial analysts that follow us focus on and publish both historical results and future projections based on non-GAAP financial measures. We believe that it is in the best interest of our investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested, and we have historically reported, these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.
While we believe that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all our competitors and may not be directly comparable to similarly titled measures of our competitors due to potential differences in the exact method of calculation. We compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.
The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:
Acquisition accounting for deferred revenue. Historically, we have consummated acquisitions in order to support our strategic and other business objectives. Under prior accounting guidance, a fair value provision resulted in acquired deferred revenue that was often recorded on the opening balance sheet at an amount that was lower than the historical carrying value. Although this fair value provision has no impact on our business or cash flow, it adversely impacts our reported GAAP revenue in the reporting periods following an acquisition. In 2022, we adopted accounting guidance which eliminates the fair value provision that resulted in the deferred revenue adjustment on a prospective basis. In order to provide investors with financial information that facilitates comparison of both historical and future results, we have historically provided non-GAAP financial measures which exclude the impact of the acquisition accounting adjustment for acquisitions prior to the adoption of the new guidance in 2022. The 2022 non-GAAP financial measures presented in this document include the adjustment to exclude the income statement effects of acquisition accounting adjustments to deferred revenue from business combinations closed prior to 2022. There is no adjustment included for 2023 as the impact is not material.
Amortization of intangible assets from acquisitions. We incur amortization of intangible assets, included in our GAAP presentation of amortization expense, related to various acquisitions we have made. We exclude these expenses for the purpose of calculating non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when we evaluate our continuing operational performance because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by us after the acquisition. Accordingly, we do not consider these expenses for purposes of evaluating our performance during the applicable time period after the acquisition, and we exclude such expenses when making decisions to allocate resources. We believe that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by us in our financial and operational decision-making, and (b) compare our past reports of financial results as we have historically reported these non-GAAP financial measures.
Q1 2023 Financial Results // 21

Stock-based compensation expense. We incur expense related to stock-based compensation included in our GAAP presentation of cost of maintenance and service; research and development expense; and selling, general and administrative expense. This non-GAAP adjustment also includes excess payroll tax expense related to stock-based compensation. Although stock-based compensation is an expense and viewed as a form of compensation, we exclude these expenses for the purpose of calculating non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when we evaluate our continuing operational performance. Specifically, we exclude stock-based compensation during our annual budgeting process and our quarterly and annual assessments of our performance. The annual budgeting process is the primary mechanism whereby we allocate resources to various initiatives and operational requirements. Additionally, the annual review by our board of directors during which it compares our historical business model and profitability to the planned business model and profitability for the forthcoming year excludes the impact of stock-based compensation. In evaluating the performance of our senior management and department managers, charges related to stock-based compensation are excluded from expenditure and profitability results. In fact, we record stock-based compensation expense into a stand-alone cost center for which no single operational manager is responsible or accountable. In this way, we can review, on a period-to-period basis, each manager's performance and assess financial discipline over operational expenditures without the effect of stock-based compensation. We believe that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate our operating results and the effectiveness of the methodology used by us to review our operating results, and (b) review historical comparability in our financial reporting as well as comparability with competitors' operating results.
Expenses related to business combinations. We incur expenses for professional services rendered in connection with business combinations, which are included in our GAAP presentation of selling, general and administrative expense. We also incur other expenses directly related to business combinations, including compensation expenses and concurrent restructuring activities, such as employee severances and other exit costs. These costs are included in our GAAP presentation of selling, general and administrative and research and development expenses. We exclude these acquisition-related expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when we evaluate our continuing operational performance, as we generally would not have otherwise incurred these expenses in the periods presented as a part of our operations. We believe that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate our operating results and the effectiveness of the methodology used by us to review our operating results, and (b) review historical comparability in our financial reporting as well as comparability with competitors' operating results.
Non-GAAP tax provision. We utilize a normalized non-GAAP annual effective tax rate (AETR) to calculate non-GAAP measures. This methodology provides better consistency across interim reporting periods by eliminating the effects of non-recurring items and aligning the non-GAAP tax rate with our expected geographic earnings mix. To project this rate, we analyzed our historic and projected non-GAAP earnings mix by geography along with other factors such as our current tax structure, recurring tax credits and incentives, and expected tax positions. On an annual basis we re-evaluate and update this rate for significant items that may materially affect our projections.

Unlevered operating cash flows. We make cash payments for the interest incurred in connection with our debt financing which are included in our GAAP presentation of operating cash flows. We exclude this cash paid for interest, net of the associated tax benefit, for the purpose of calculating unlevered operating cash flows. Unlevered operating cash flow is a supplemental non-GAAP measure that we use to evaluate our core operating business. We believe this measure is useful to investors and management because it provides a measure of our cash generated through operating activities independent of the capital structure of the business.
Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
Q1 2023 Financial Results // 22

We have provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as listed below:

GAAP Reporting Measure	Non-GAAP Reporting Measure
Revenue	Non-GAAP Revenue
Gross Profit	Non-GAAP Gross Profit
Gross Profit Margin	Non-GAAP Gross Profit Margin
Operating Income	Non-GAAP Operating Income
Operating Profit Margin	Non-GAAP Operating Profit Margin
Net Income	Non-GAAP Net Income
Diluted Earnings Per Share	Non-GAAP Diluted Earnings Per Share
Operating Cash Flows	Unlevered Operating Cash Flows
Constant currency. In addition to the non-GAAP financial measures detailed above, we use constant currency results for financial and operational decision-making and as a means to evaluate period-to-period comparisons by excluding the effects of foreign currency fluctuations on the reported results. To present this information, the 2023 results for entities whose functional currency is a currency other than the U.S. Dollar were converted to U.S. Dollars at rates that were in effect for the 2022 comparable period, rather than the actual exchange rates in effect for 2023. Constant currency growth rates are calculated by adjusting the 2023 reported amounts by the 2023 currency fluctuation impacts and comparing the adjusted amounts to the 2022 comparable period reported amounts. We believe that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by us in our financial and operational decision-making, and (b) compare our reported results to our past reports of financial results without the effects of foreign currency fluctuations.

IR Contact:
Kelsey DeBriyn
Vice President, Investor Relations
724.820.3927
kelsey.debriyn@ansys.com

Q1 2023 Financial Results // 23